Exhibit 99

FOR IMMEDIATE RELEASE:

Virginia Commerce Bancorp, Inc. Reports A Fourth Quarter Profit and Continued Reductions in Non-Performing Assets

ARLINGTON, Va., Tuesday, January 26, 2010—Virginia Commerce Bancorp, Inc. (the “Company”) (Nasdaq: VCBI), parent company of Virginia Commerce Bank (the “Bank”), today reported net income to common stockholders of $2.9 million, or $0.11 per diluted common share, for the fourth quarter of 2009, compared with earnings of $1.1 million, or $0.04 per diluted common share, for the same period in 2008. Net interest margin expansion and reduced provisions for loan losses, as non-performing assets declined during the quarter, drove the improvement in earnings on a year-over-year and sequential basis. Fourth quarter earnings were impacted by $1.1 million in loan loss provisions, a $1.4 million impairment loss on securities and a $3.0 million provision for a contingent liability related to an off-balance sheet letter-of-credit. However, overall results represent a significant turnaround as total non-performing assets and loans 90+ days past due decreased $25.4 million, or 20.6%, from $123.5 million at September 30, 2009, to $98.1 million, and net-charge-offs of $6.1 million were down from $17.9 million in the third quarter.

Peter A. Converse, Chief Executive Officer, commented, “We are encouraged by our continued progress in reducing problem assets and being able to finish the year on a profitable note. This quarter represents the third consecutive quarterly reduction in NPAs and 90+ days past due loans from the first quarter peak of $162 million to our previously stated goal of less than $100 million by year-end.  Notable progress was also made in decreasing loans past due 30 to 89 days from $30.1 million as of September 30, 2009, to $4.7 million at December 31.  Barring any unforeseen escalation in credit deterioration, it appears that meaningful improvement in asset quality metrics will be sustainable through 2010 without the significant level of provisioning and charge-offs incurred last year.  With the fourth quarter reduction in non-performing loans, the loan loss reserve coverage ratio has risen from 80.5% as of September 30, 2009, to 93.6% at year-end with minimal provisioning.  Additionally, the percent of NPAs and loans 90+ days past due to total assets declined further, from 4.52% to 3.60% on a sequential basis, and is anticipated to be in the 1.50 — 2.00% range by year-end.”

Converse continued, “With our profit in the fourth quarter, the prospects for improved performance in 2010 are promising.  We feel we’re on the right track with positive trends in problem loans and credit costs.  Our core earnings were again over $12 million for the quarter, driven largely by an increasing net interest margin and stringent operating expense containment.  As provisioning, collection, impairment and FDIC insurance expenses normalize over time, the strength of our core earnings portends well for our return to stronger bottom line performance.”

SUMMARY REVIEW OF FINANCIAL PERFORMANCE

Net Income (Loss)

For the three months ended December 31, 2009, the Company recorded net income of $4.1 million. After an effective dividend of $1.2 million to the U.S. Treasury on preferred stock, the Company reported net income to common stockholders of $2.9 million, or $0.11 per diluted common share, compared to earnings of $1.1 million, or $0.04 per diluted common share, in the fourth quarter of 2008. For the year ended December 31, 2009, the Company reported a net loss to common stockholders of $37.9 million compared to earnings of $12.8 million for the same period in 2008. Earnings for the year were significantly impacted by loan loss provisions of $81.9 million, taken in consideration of the level of non-

performing assets and $53.2 million in net charge-offs in 2009. Earnings were also impacted by a $10.0 million loss on other real estate owned, a $1.8 million impairment loss on securities, and a $3.0 million provision for a contingent liability related to an off-balance sheet letter-of-credit commitment on a Shared National Credit.

Excluding taxes, loan loss provisions, the losses on OREO and securities, and the $3.0 million contingent liability, core operating earnings for the three months ended December 31, 2009, of $12.6 million were up compared to $10.9 million for the three months ended December 31, 2008, and increased sequentially from $12.3 million for the three months ended September 30, 2009. This positive trend is due to continued strong operating expense controls, improvement in the net interest margin, and despite significantly higher FDIC insurance premiums and higher legal and professional services expenses associated with the resolution of non-performing loans and OREO in 2009.

Asset Quality and Provisions For Loan Losses

For the year ended December 31, 2009, provisions for loan losses were $81.9 million compared to $25.4 million in 2008, with total net charge-offs in 2009 of $53.2 million versus $11.2 million for the year ended December 31, 2008. For the three months ended December 31, 2009, loan loss provisions were only $1.1 million, a decline of $8.2 million from the same period in 2008 and net charge-offs were only $6.1 million.  Management’s commitment to aggressive problem loan resolution continues to yield positive results, as total non-performing assets and loans 90+ days past due declined by $25.4 million during the fourth quarter from $123.5 million, or 4.52% of total assets, to $98.1 million, or 3.60% of total assets. Non-accrual loans decreased by $19.4 million, loans 90+ days past due were up by $1.9 million and other real estate owned (foreclosed properties) decreased by $7.9 million. Furthermore, loans past due 30 to 89 days decreased $26.2 million during the quarter to only $4.7 million. As a result of these improvements, the coverage of loan loss reserves to non-performing loans rose from 80.5% at September 30, 2009, to 93.6% as of December 31, 2009. In addition to loan loss provisions, a $3 million contingent liability reserve was established during the quarter to recognize the potential loss relating to a $15 million participation with three other banks in a $76.2 million letter of credit serving as credit enhancement for a commercial office building financed with taxable bonds.  This property is in the process of being sold with an anticipated deficiency.

Non-performing loans continue to be concentrated in residential and commercial construction and land development loans in outer sub-markets hardest hit by the residential downturn and commercial and consumer credits experiencing the after shocks in sub-contracting businesses and workforce employment. Overall, as of December 31, 2009, $37.5 million, or 53.9%, of non-performing loans represented acquisition, development and construction loans, $15.1 million, or 21.7%, represented non-farm, non-residential loans, $10.7 million, or 15.4%, represented commercial and industrial loans and $6.2 million, or 8.9%, represented loans on one-to-four family residential properties.

Charge-offs of $6.1 million for the quarter were primarily related to  the write down of $2.4 million on a land acquisition loan secured by commercial ground and $1.4 million on loans secured by an industrial building.   Both of these properties were in outer sub-markets and reflected a decline in the fair value of the underlying collateral. The balance of charge-offs pertained to the write-off of anticipated deficiency balances relating to small business credits, consumer loans and residential mortgages and home equity lines in the process of collection and/or collateral liquidation.

Net Interest Income

Net interest income for the fourth quarter of $25.2 million was up 20.5%, compared with $20.9 million for the same quarter last year, as the net interest margin increased from 3.19% in the fourth quarter of 2008 to 3.78% for the current three-month period. Year-to-date net interest income of $91.4 million was up 10.1%, compared to $83.0 million in 2008, as the net interest margin rose from 3.30% in 2008, to 3.45%. On a sequential basis, the margin was up twenty-six basis points from 3.52% in the third quarter of 2009. The year-over-year increases in the net interest margin were driven by lower deposit costs due to significant reductions in the level of time deposits, increased levels of demand deposits and increased levels of lower rate interest-bearing transaction accounts. As a result, the average cost of interest-bearing deposits fell from 3.55% in 2008, to 2.50% in 2009, and fell sequentially from 2.34% to 2.08%.  Yields on interest-earning assets fell to a lesser extent over these periods. For 2010, management anticipates the margin will be in the 3.50% to 3.70% range.

Non-Interest Income (Loss)

For the year ended December 31, 2009, non-interest income reflects a loss of $4.4 million compared to $6.4 million of income in 2008 due to $10.0 million in losses on other real estate owned and a $1.8 million impairment loss on securities. Excluding this total of $11.8 million in losses, non-interest income rose $1.0 million with slightly lower deposit account service charges offset by a $1.4 million increase in fees and net gains on mortgage loans originated and sold. The losses on OREO are consistent with management’s commitment to aggressive disposition of these assets, rather than land banking them with uncertain future upside potential, while the further impairment loss on securities was due to additional deferrals and defaults by the underlying issuers. On a sequential basis, excluding OREO and securities impairment losses, non-interest income was mostly unchanged.

Non-Interest Expense

Excluding the one-time $3.0 million contingent liability provision noted earlier in this report, non-interest expense increased $2.8 million, or 24.8%, from $11.5 million in the fourth quarter of 2008, to $14.4 million (as adjusted) and was up $9.1 million, or 20.4%, from $44.8 million for the year ended December 31, 2008, to $53.9 million in 2009, again as adjusted for the $3.0 million provision contingency. The majority of the year-over-year increases were due to significantly higher FDIC insurance premiums, including a special one-time assessment of $1.2 million in the second quarter of 2009, as well as higher legal and professional services expenses associated with the resolution of non-performing loans and OREO. As a result, the efficiency ratio rose from 50.1% in 2008 to 55.6%.

Investment Securities

Investment securities increased $22.9 million, or 7.0%, from $325.7 million at December 31, 2008, to $348.6 million at December 31, 2009, and were down $20.5 million sequentially from the third quarter. The majority of the year-over-year increase in securities was concentrated in U.S. Government agency debt obligations and mortgage-backed securities, and bank-qualified municipal bonds. The portfolio also contains four pooled trust preferred securities with an amortized cost basis of $8.9 million, for which the Bank performs a quarterly analysis for other than temporary impairment due to significantly depressed current market quotes. The analysis includes stress tests on the underlying collateral and cash flow estimates based on the current and projected future levels of deferrals and defaults within each pool. Based on the most recent analysis for the fourth quarter, the Bank recorded an additional impairment loss of an aggregate of $1.4 million on three of the four pools.

Loans

Over the past twelve months, loans, net of allowance for loan losses, decreased $63.0 million, or 2.8%, to $2.2 billion, as non-farm, non-residential real estate loans increased $114.6 million, or 11.3%, and one-to-four family residential loans increased $49.5 million, or 13.9%, while real estate construction loans fell by $156.8 million, or 26.8%, and commercial and industrial loans were down 14.7%. Sequentially, net loans were up $55.8 million, or 2.6%, with non-farm non-residential loans up $55.6 million, construction loans down $10.1 million, and one-to-four family residential loans for portfolio up $8.0 million. In addition, one-to-four family residential loans originated for sale totaled $32.4 million for the three months ended December 31, 2009, and $188.7 million year-to-date, compared to $19.1 million and $80.6 million for the same periods in 2008.

Loan production in 2009 was negatively impacted by declining economic activity and demand in both the business and consumer sectors, a reallocation of lending personnel to problem loan identification and resolution and a strategic decision to moderate loan growth in the face of an uncertain economy and heightened risk factors.  Going forward, lending efforts will be focused on building greater market share in commercial and industrial lending, especially in sectors forecast for growth, such as government contract lending and select service industries, with strategic hiring, marketing campaigns and calling efforts.

Deposits

Year-over-year, deposits increased $57.2 million, or 2.6%, to slightly over $2.2 billion, as demand deposits increased $44.8 million, or 23.0%, savings and interest-bearing demand deposits grew by $467.1 million, or 90.2%, and time deposits declined by $454.7 million, or 31.2%. Sequentially, deposits were down $5.5 million, or 0.2%, with demand deposits increasing by $11.2 million, time deposits decreasing by $110.3 million, and savings and interest-bearing demand accounts growing $93.6 million. The increases in savings and interest-bearing demand deposits were due primarily to success with the Company’s MEGA Savings and MEGA Checking accounts. The declines in time deposits are reflective of lower loan volume, requiring lower levels of funding, and a strategy to reduce the Bank’s historically heavy reliance on certificates of deposit as a funding source with deposit gathering efforts and cross-selling activities focused on demand deposits, savings and interest-bearing demand accounts. The proportionate share of time deposits to total deposits has declined from 67.2% at year-end 2008 to 45.1% as of December 31, 2009, and is expected to decrease below 40% by the end of 2010. Brokered certificates of deposit were $50.1 million at December 31, 2009, as compared to $168.3 million at December 31, 2008, and have been utilized as a back-up funding source to the extent that they represent a reasonably low cost alternative.

Capital Levels and Stockholders’ Equity

Stockholders’ equity decreased $34.4 million, or 13.6%, from $253.3 million at December 31, 2008, to $218.9 million at December 31, 2009, with a net loss to common stockholders of $37.9 million over the twelve-month period, a $1.1 million increase in other comprehensive income related to the investment securities portfolio, and $918 thousand in proceeds and tax benefits related to the exercise of options by company directors, officers and employees and stock option expense credits. As a result of these changes, the Company’s Tier 1 Capital ratio decreased from 13.07% at December 31, 2008, to 11.48% at December 31, 2009, and its total qualifying capital ratio declined from 14.44% to 12.73% for the same period.

CONFERENCE CALL

Virginia Commerce Bancorp will host a teleconference call for the financial community on January 26, 2010, at 11:00 a.m. Eastern Standard Time to discuss the fourth quarter 2009 financial results. The public is invited to listen to this conference call by dialing 866-227-1607 at least 10 minutes prior to the call.

A replay of the conference call will be available from 2:00 p.m. Eastern Standard Time on January 26, 2010, until 11:59 p.m. Eastern Standard Time on February 2, 2010. The public is invited to listen to this conference call replay by dialing 888-266-2081 and entering access code 1428686.

ABOUT VIRGINIA COMMERCE BANCORP, INC.

Virginia Commerce Bancorp, Inc. is the parent bank holding company for Virginia Commerce Bank, a Virginia state chartered bank that commenced operations in May 1988. The Bank pursues a traditional community banking strategy, offering a full range of business and consumer banking services through twenty-eight branch offices, one residential mortgage office and one investment services office, principally to individuals and small-to-medium size businesses in Northern Virginia and the Metropolitan Washington, D.C. area.

NON-GAAP PRESENTATIONS

This press release refers to the efficiency ratio, which is computed by dividing non-interest expense by the sum of net interest income on a tax equivalent basis and non-interest income before losses on OREO. This is a non-GAAP financial measure that we believe provides investors with important information regarding our operational efficiency. Comparison of our efficiency ratio with those of other companies may not be possible because other companies may calculate the efficiency ratio differently. The Company, in referring to its net income, is referring to income under accounting principals generally accepted in the United States, or “GAAP”.

FORWARD LOOKING STATEMENTS

This press release may contain forward-looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company’s market, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast, and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results may differ materially from those indicated herein. Please refer to our Annual Report on Form 10-K for the year-ended December 31, 2008, and to our Quarterly Reports on Form 10-Q filed in 2009, for a discussion of these factors. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company’s past results are not necessarily indicative of future performance.

For further information contact:

William K. Beauchesne

Executive Vice President and Chief Financial Officer

(703) 633-6120

wbeauchesne@vcbonline.com

Virginia Commerce Bancorp, Inc.

Financial Highlights

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2009	2008	% Change	2009	2008	% Change
Summary Operating Results:
Interest and dividend income	$38,273	$39,438	-3.0%	$150,633	$160,468	-6.1%
Interest expense	13,030	18,488	-29.5%	59,229	77,430	-23.5%
Net interest and dividend income	25,243	20,950	20.5%	91.404	83,038	10.1%
Provision for loan losses	1,100	9,310	-88.2%	81,913	25,378	222.8%
Non-interest income (loss)	(548)	1,474	-137.2%	(4,352)	6,431	-167.7%
Non-interest expense	17,337	11,520	50.5%	56,868	44,776	27.0%
Income (loss) before income taxes	6,258	1,594	292.6%	(51,729)	19,315	-367.8%
Net income (loss)	$4,155	$1,342	209.7%	$(33,325)	$13,084	-354.7%
Effective dividend on preferred stock	1,251	258	384.9%	4,539	258	1,659.3%
Net income (loss) available to common stockholders	$2,904	$1,084	168%	$(37,864)	$12,826	-395.2%

Performance Ratios:
Return on average assets	0.60%	0.20%		-1.22%	0.51%
Return on average equity	7.53%	2.77%		-13.89%	7.18%
Net interest margin	3.78%	3.19%		3.45%	3.30%
Efficiency ratio (1)	56.24%	51.37%		55.57%	50.05%

Per Share Data:
Net income (loss) per common share-basic	$0.11	$0.04	175%	$(1.42)	$0.48	-395.8%
Net income (loss) per common share-diluted	$0.11	$0.04	175%	$(1.42)	$0.47	-402.1%
Average number of shares outstanding:
Basic	26,728,300	26,569,664		26,692,570	26,555,484
Diluted	27,014,836	27,309,809		26,692,570	27,249,839

	As of December 31,
	2009	2008	% Change	9/30/09	6/30/09
Selected Balance Sheet Data:
Loans, net	$2,210,064	$2,273,086	-2.8%	$2,154,252	$2,217,945
Investment securities	348,585	325,743	7.0%	369,059	309,090
Assets	2,725,297	2,715,922	0.3%	2,734,112	2,699,494
Deposits	2,229,327	2,172,142	2.6%	2,234,804	2,191,473
Stockholders’ equity	218,868	253,287	-13.6%	215,994	243,013
Book value per common share	$5.53	$6.86	-19.4%	$5.43	$6.44

Capital Ratios:
Tier 1 capital:
Company	11.48%	13.07%		11.53%	12.72%
Bank	11.41%	13.16%		11.48%	12.68%
Total qualifying capital:
Company	12.73%	14.44%		12.78%	13.97%
Bank	12.66%	14.41%		12.73%	13.93%
Tier 1 leverage:
Company	10.29%	11.76%		10.21%	11.18%
Bank	10.23%	11.81%		10.17%	11.35%
Tangible common equity:
Company	5.43%	6.71%		5.30%	6.37%
Bank	10.32%	11.65%		10.20%	11.34%

(1)          Computed by dividing non-interest expense by the sum of net interest income on a tax-equivalent basis using a 35% rate and non-interest income before losses on other real estate owned. For purposes of this calculation non-interest expense does not include the $3.0 million provision for contingent liabilities.

	As of December 31,
	2009	2008	9/30/09	6/30/09

Asset Quality:
Non-performing assets:
Non-accrual loans:
Commercial	$6,929	$12,178	$9,792	$12,259
Real estate-one-to-four family residential:
Closed end first and seconds	5,769	—	6,846	3,843
Home equity lines	420	320	781	494
Total Real estate-one-to-four family residential	$6,189	$320	$7,627	$4,337
Real estate-non-farm, non-residential:
Owner Occupied	8,600	4,976	9,703	6,462
Non-owner occupied	6,506	1,210	9,152	8,460
Total Real estate-non-farm, non-residential	$15,106	$6,186	$18,855	$14,922
Real estate-construction:
Residential-Owner Occupied	517	4,543	2,389	2,389
Residential-Builder	30,110	48,178	36,886	53,251
Commercial	6,911	39,819	9,457	18,955
Total Real estate-construction:	$37,538	$92,540	$48,732	$74,595
Consumer	47	10	187	23
Total Non-accrual loans	$65,809	$111,234	$85,193	$106,136
OREO	28,499	7,569	36,402	28,198
Total non-performing assets	$94,308	$118,803	$121,595	$134,334

Loans 90+ days past due and still accruing:
Commercial	$3,797	$1,789	$150	$251
Real estate-one-to-four family residential:
Closed end first and seconds	—	195	—	482
Home equity lines	—	—	—	—
Total Real estate-one-to-four family residential	$—	$195	$—	$482
Real estate-multi-family residential	—	—	1,506	1,506
Real estate-non-farm, non-residential:
Owner Occupied	—	—	—	—
Non-owner occupied	—	—	249	703
Total Real estate-non-farm, non-residential	$—	$—	$249	$703
Real estate-construction:
Residential-Owner Occupied	—	40	—	—
Residential-Builder	26	4,094	—	2,290
Commercial	—	—	—	—
Total Real estate-construction:	$26	$4,134	$—	$2,290
Consumer	3	—	—	—
Total loans 90+ days past due and still accruing	$3,826	$6,118	$1,905	$5,232

Total non-performing assets and past due loans	$98,134	$124,921	$123,500	$139,566

Non-performing assets
to total loans:	4.14%	5.13%	5.46%	5.94%
to total assets:	3.46%	4.37%	4.45%	4.98%
Non-performing assets and past due loans
to total loans:	4.31%	5.40%	5.54%	6.17%
to total assets:	3.60%	4.60%	4.52%	5.17%
Allowance for loan losses to total loans	2.86%	1.58%	3.15%	1.72%
Allowance for loan losses to non-performing loans	93.56%	31.08%	80.50%	35.00%

Total allowance for loan loss	$65,152	$36,475	$70,114	$38,978
Total provisions for loan losses	$81,913	$25,378	$80,813	$31,813

	As of December 31,
	2009	2008	9/30/09	6/30/09
Loans 30 to 89 days past due:
Commercial	$866	$2,138	$2,728	$3,442
Real estate-one-to-four family residential:
Closed end first and seconds	352	4,864	2,950	6,317
Home equity lines	139	—	42	559
Total Real estate-one-to-four family residential	$491	$4,864	$2,992	$6,876
Real estate-multi-family residential	—	—	—	—
Real estate-non-farm, non-residential:
Owner Occupied	1,854	5,849	5,779	3,932
Non-owner occupied	—	8,807	16,447	4,749
Total Real estate-non-farm, non-residential	$1,854	$14,656	$22,226	$8,681
Real estate-construction:
Residential-Owner Occupied	—	800	829	—
Residential-Builder	1,370	15,917	1,554	—
Commercial	—	3,680	336	—
Total real estate-construction:	$1,370	$20,397	$2,719	$—
Farmland	—	—	—	—
Consumer	141	177	212	244
Total loans 30 to 89 days past due	$4,722	$42,232	$30,877	$19,243

	Year-to-date		Year-to-date
	12/31/09	12/31/08	9/30/09	6/30/09
Net charge-offs:
Commercial	$15,578	$3,420	$15,350	$3,176
Real estate-one-to-four family residential:
Closed end first and seconds	1,825	721	1,405	1,156
Home equity lines	1,465	312	961	824
Total Real estate-one-to-four family residential	$3,290	$1,033	$2,366	$1,980
Real estate-multi-family residential	—	95	—	—
Real estate-non-farm, non-residential:
Owner Occupied	1,901	(25)	468	211
Non-owner occupied	58	—	58	—
Total Real estate-non-farm, non-residential	$1,959	$(25)	$526	$211
Real estate-construction:
Residential-Owner Occupied	1,012	—	702	702
Residential-Builder	17,556	6,313	17,100	12,896
Commercial	13,492	—	10,946	10,223
Total real estate-construction:	$32,060	$6,313	$28,748	$23,821
Farmland	—	—	—	—
Consumer	349	327	184	122
Total net charge-offs	$53,236	$11,163	$47,174	$29,310
Net charge-offs to average loans outstanding	2.34%	0.51%	2.06%	1.27%

	As of December 31,
	2009	2008	% Change	9/30/09	% Change
Loan Portfolio:
Commercial	$238,327	$279,470	-14.7%	$239,895	-0.6%
Real estate-one to four family residential:
Closed end first and seconds	271,501	233,887	16.1%	264,398	2.7%
Home equity lines	135,233	123,366	9.6%	134,295	0.7%
Total Real estate-one-to-four family residential	$406,734	$357,253	13.9%	$398,693	2.0%
Real estate-multifamily residential	66,799	66,611	0.3%	68,002	-1.7%
Real estate-non-farm, non-residential:
Owner Occupied	452,776	418,372	8.2%	430,173	5.3%
Non-owner occupied	673,169	592,953	13.5%	640,136	5.2%
Total Real estate-non-farm, non-residential	$1,125,945	$1,011,325	11.3%	$1,070,309	5.2%
Real estate-construction:
Residential-Owner Occupied	15,161	20,691	-26.7%	13,645	11.1%
Residential-Builder	224,855	296,266	-24.1%	235,358	-4.5%
Commercial	188,276	268,119	-29.8%	189,431	-0.6%
Total Real estate-construction:	$428,292	$585,076	-26.8%	$438,434	-2.3%
Farmland	2,675	2,498	7.1%	2,678	-0.1%
Consumer	10,368	11,698	-11.4%	10,191	1.7%
Total loans	$2,279,140	$2,313,931	-1.5%	$2,228,202	2.3%
Less unearned income	3,924	4,370	-10.2%	3,836	2.3%
Less allowance for loan losses	65,152	36,475	78.6%	70,114	-7.1%
Loans, net	$2,210,064	$2,273,086	-2.8%	$2,154,252	2.6%

	As of December 31, 2009
Residential, Acquisition, Development and Construction By County/Jurisdiction of Origination:	Total Outstandings	Percentage of Total	Non-accrual Loans	Non-accruals as a % of Outstandings	Net charge offs as a % of Outstandings
District of Columbia	$16,480	6.9%	$—	—	-0.1%
Montgomery, MD	9,621	4.0%	2,972	1.2%	0.9%
Prince Georges, MD	23,437	9.8%	1,000	0.4%	2.2%
Other Counties in MD	4,834	2.0%	—	—	0.5%
Arlington/Alexandria, VA	47,756	19.9%	4,159	1.7%	—
Fairfax, VA	56,679	23.6%	7,524	3.1%	1.3%
Culpeper/Fauquier	1,022	0.4%	200	0.1%	0.1%
Frederick	—	0.0%	6,250	2.6%	0.9%
Henrico, VA	—	0.0%	—	—	0.1%
Loudoun, VA	28,551	11.9%	770	0.3%	0.3%
Prince William, VA	11,659	4.9%	2,854	1.2%	0.9%
Spotsylvania, VA	871	0.4%	—	—	—
Stafford, VA	22,514	9.4%	4,898	2.0%	—
Other Counties in VA	16,482	6.9%	—	—	0.3%
Outside VA, MD & DC	110	0.0%	—	—	0.4%
	$240,016	100.0%	$30,627	12.8%	7.7%

	As of December 31, 2009
Commercial, Acquisition, Development and Construction By County/Jurisdiction of Origination:	Total Outstandings	Percentage of Total	Non-accrual Loans	Non-accruals as a % of Outstandings	Net charge- offs as a % of Outstandings
District of Columbia	$14,709	7.8%	$—	—	—
Montgomery, MD	1,407	0.7%	—	—	—
Prince Georges, MD	11,215	6.0%	—	—	—
Other Counties in MD	7,749	4.1%	—	—	—
Arlington/Alexandria, VA	9,312	4.9%	—	—	—
Fairfax, VA	18,060	9.6%	—	—	5.8%
Henrico, VA	816	0.4%	—	—	—
Loudoun, VA	32,528	17.3%	4,797	2.5%	1.3%
Prince William, VA	51,399	27.3%	2,114	1.1%	0.1%
Spotsylvania, VA	2,679	1.4%	—	—	—
Stafford, VA	29,005	15.4%	—	—	—
Other Counties in VA	6,997	3.7%	—	—	—
Outside VA, MD & DC	2,400	1.3%	—	—	—
	$188,276	100.0%	$6,911	3.7%	7.2%

	As of December 31, 2009
Non-Farm/Non-Residential By County/Jurisdiction of Origination:	Total Outstandings	Percentage of Total	Non-accrual Loans	Non-accruals as a % of Outstandings	Net charge- offs as a % of Outstandings
District of Columbia	$73,355	6.5%	$—	—	—
Montgomery, MD	33,637	3.0%	—	—	—
Prince Georges, MD	60,130	5.3%	1,156	0.1%	—
Other Counties in MD	48,411	4.3%	—	—	—
Arlington/Alexandria, VA	180,193	16.0%	4,065	0.4%	0.02%
Fairfax, VA	277,116	24.6%	1,242	0.1%	—
Culpeper/Fauquier	1,289	0.1%	—	—	—
Henrico, VA	31,317	2.8%	1,875	0.2%	—
Loudoun, VA	111,076	9.9%	1,122	0.1%	0.04%
Prince William, VA	185,269	16.5%	1,622	0.1%	0.1%
Spotsylvania, VA	20,305	1.8%	—	—	—
Stafford, VA	22,176	2.0%	—	—	—
Other Counties in VA	71,421	6.3%	4,024	0.4%	—
Outside VA, MD & DC	10,250	0.9%	—	—	—
	$1,125,945	100.0%	$15,106	1.3%	0.2%

Of this total of $1.1 billion in non-farm/non-residential real estate loans, approximately $48.5 million will mature in 2010, $42.2 million in 2011 and $72.8 million in 2012.

	As of December 31,
	2009	2008	% Change	9/30/09	% Change

Investment Securities (at book value):
Available-for-sale:
U.S. Government Agency obligations	$247,134	$235,434	5.0%	$263,871	-6.3%
Pooled trust preferred securities	2,031	3,948	-48.6%	3,084	-34.1%
Obligations of states and political subdivisions	42,356	29,454	43.8%	42,585	-0.5%
	$291,521	$268,836	8.4%	$309,540	-5.8%
Held-to-maturity:
U.S. Government Agency obligations	$12,323	$18,764	-34.3%	$13,574	-9.2%
Obligations of states and political subdivisions	44,741	38,143	17.3%	45,945	-2.6%
	$57,064	$56,907	0.3%	$59,519	-4.1%

Virginia Commerce Bancorp, Inc.

Consolidated Balance Sheets

(Dollars in thousands, except per share data)

As of December 31,

(Unaudited)

	2009	2008
Assets
Cash and due from banks	$25,211	$33,515
Securities (fair value: 2009, $349,835; 2008, $337,771)	348,585	325,743
Restricted stocks	11,751	11,076
Loans held-for-sale	6,492	6,221
Loans, net of allowance for loan losses of $65,152 in 2009 and $36,475 in 2008	2,210,064	2,273,086
Bank premises and equipment, net	13,794	14,740
Accrued interest receivable	10,537	10,593
Other real estate owned	28,499	7,569
Other assets	70,364	33,379
Total assets	$2,725,297	$2,715,922
Liabilities and Stockholders’ Equity
Deposits
Demand deposits	$239,604	$194,791
Savings and interest-bearing demand deposits	985,152	518,054
Time deposits	1,004,571	1,459,297
Total deposits	$2,229,327	$2,172,142
Securities sold under agreement to repurchase and federal funds purchased	176,729	187,959
Other borrowed funds	25,000	25,000
Trust preferred capital notes	66,057	65,800
Accrued interest payable	4,014	8,160
Contingent liability	2,960	—
Other liabilities	2,342	3,574
Total liabilities	$2,506,429	$2,462,635
Stockholders’ Equity
Preferred stock, net of discount, $1.00 par, 1,000,000 shares authorized, Series A; $1,000.00 liquidation value; 71,000 issued and outstanding	$63,993	$62,541
Common stock, $1.00 par, 50,000,000 shares authorized, issued and outstanding 2009, 26,744,545; 2008, 26,575,569	26,745	26,575
Surplus	96,588	95,840
Warrants	8,520	8,520
Retained earnings	22,671	60,535
Accumulated other comprehensive income (loss), net	351	(724)
Total stockholders’ equity	$218,868	$253,287
Total liabilities and stockholders’ equity	$2,725,297	$2,715,922

Virginia Commerce Bancorp, Inc.

 Consolidated Statements of Operations

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended		Twelve months Ended
	December 31,		December 31,
	2009	2008	2009	2008

Interest and dividend income:
Interest and fees on loans	$34,212	$35,346	$134,548	$143,501
Interest and dividends on investment securities:
Taxable	3,527	3,677	14,050	15,017
Tax-exempt	414	340	1,591	1,248
Dividend on restricted stocks	90	61	355	320
Interest on deposits with other banks	—	5	—	145
Interest on federal funds sold	30	9	89	237
Total interest and dividend income	$38,273	$39,438	$150,633	$160,468
Interest expense:
Deposits	$10,522	$15,751	$49,598	$67,261
Securities sold under agreement to repurchase and federal funds purchased	998	1,057	3,475	5,534
Other borrowed funds	271	345	1,077	1,235
Trust preferred capital notes	1,239	1,335	5,079	3,400
Total interest expense	$13,030	$18,488	$59,229	$77,430
Net interest income:	$25,243	$20,950	$91,404	$83,038
Provision for loan losses	1,100	9,310	81,913	25,378
Net interest income after provision for loan losses	$24,143	$11,640	$9,491	$57,660
Non-interest income (loss):
Service charges and other fees	$923	$1,009	$3,606	$3,902
Non-deposit investment services commissions	156	189	600	702
Fees and net gains on loans held-for-sale	538	284	2,912	1,498
Loss on other real estate owned	(867)	—	(9,952)	—
Impairment loss on securities	(1,403)	—	(1,821)	—
Other	105	(8)	303	329
Total non-interest income	$(548)	$1,474	$(4,352)	$6,431
Non-interest expense:
Salaries and employee benefits	$5,780	$5,750	$23,040	$23,362
Occupancy expense	2,583	2,332	10,253	8,857
Data processing expense	662	557	2,436	2,166
Provision for contingent liabilities	2,960	—	2,960	—
Other operating expense	5,352	2,881	18,179	10,391
Total non-interest expense	$17,337	$11,520	$56,868	$44,776
Income (loss) before taxes	$6,258	$1,594	$(51,729)	$19,315
Provision (benefit) for income taxes	2,103	252	(18,404)	6,231
Net income (loss)	$4,155	$1,342	$(33,325)	$13,084
Effective dividend on preferred stock	1,251	258	4,539	258
Net income (loss) available to common stockholders	$2,904	$1,084	$(37,864)	$12,826

Earnings (loss) per common share, basic	$0.11	$0.04	$(1.42)	$0.48
Earnings (loss) per common share, diluted	$0.11	$0.04	$(1.42)	$0.47

Virginia Commerce Bancorp, Inc.

Consolidated Average Balances, Yields, and Rates

Three Months Ended December 31,

(Unaudited)

	2009			2008
(Dollars in thousands)	Average Balance	Interest Income- Expense	Average Yields /Rates	Average Balance	Interest Income- Expense	Average Yields /Rates
Assets
Securities (1)	$361,179	$3,941	4.51%	$313,302	$4,017	5.18%
Restricted Stock	11,752	90	3.08%	9,749	61	2.48%
Loans, net of unearned income (2)	2,245,065	34,212	6.06%	2,290,388	35,346	6.13%
Interest-bearing deposits in other banks	93	—	0.04%	270	5	1.56%
Federal funds sold	53,164	30	0.22%	12,229	9	0.28%
Total interest-earning assets	$2,671,253	$38,273	5.71%	$2,625,938	$39,438	5.98%
Other assets	73,674			52,249
Total Assets	$2,744,927			$2,678,187

Liabilities and Stockholders’ Equity
Interest-bearing deposits:
NOW accounts	$252,373	$771	1.21%	$174,059	$678	1.54%
Money market accounts	155,725	558	1.42%	166,633	916	2.18%
Savings accounts	542,167	2,493	1.82%	172,201	1,072	2.47%
Time deposits	1,059,948	6,700	2.51%	1,453,087	13,085	3.57%
Total interest-bearing deposits	$2,010,213	$10,522	2.08%	$1,965,980	$15,751	3.18%
Securities sold under agreement to repurchase and federal funds purchased	178,779	998	2.21%	202,741	1,057	2.07%
Other borrowed funds	25,000	271	4.25%	44,293	345	3.05%
Trust preferred capital notes	66,026	1,239	7.34%	63,751	1,335	8.20%
Total interest-bearing liabilities	$2,280,018	$13,030	2.27%	$2,276,765	$18,488	3.22%
Demand deposits and other liabilities	246,104			209,004
Total liabilities	$2,526,122			$2,485,769
Stockholders’ equity	218,805			192,418
Total liabilities and stockholders’ equity	$2,744,927			$2,678,187
Interest rate spread			3.44%			2.76%
Net interest income and margin		$25,243	3.78%		$20,950	3.19%

(1) Yields on securities available-for-sale have been calculated on the basis of historical cost and do not give effect to changes in the fair value of those securities, which are reflected as a component of stockholders’ equity. Average yields on securities are stated on a tax equivalent basis, using a 35% rate.

(2) Loans placed on non-accrual status are included in the average balances. Net loan fees and late charges included in interest income on loans totaled $300 thousand and $1.2 million for the three months ended December 31, 2009, and 2008, respectively.

Virginia Commerce Bancorp, Inc.

Consolidated Average Balances, Yields, and Rates

Year Ended December 31,

(Unaudited)

	2009			2008
(Dollars in thousands)	Average Balance	Interest Income- Expense	Average Yields /Rates	Average Balance	Interest Income- Expense	Average Yields /Rates
Assets
Securities (1)	$334,873	$15,641	4.82%	$320,497	$16,265	5.19%
Restricted stock	11,589	355	3.06%	7,695	320	4.15%
Loans, net of unearned income (2)	2,279,294	134,548	5.91%	2,180,883	143,501	6.57%
Interest-bearing deposits in other banks	91	—	0.09%	4,831	145	2.99%
Federal funds sold	42,718	89	0.20%	14,067	237	1.66%
Total interest-earning assets	$2,668,565	$150,633	5.67%	$2,527,973	$160,468	6.35%
Other assets	67,737			54,611
Total Assets	$2,736,302			$2,582,584

Liabilities and Stockholders’ Equity
Interest-bearing deposits:
NOW accounts	$228,189	$2,825	1.24%	$165,374	$2,655	1.60%
Money market accounts	157,216	2,302	1.46%	198,429	5,389	2.71%
Savings accounts	381,042	7,764	2.04%	175,629	5,124	2.91%
Time deposits	1,221,328	36,707	3.01%	1,349,116	54,093	4.00%
Total interest-bearing deposits	$1,987,775	$49,598	2.50%	$1,888,548	$67,261	3.55%
Securities sold under agreement to repurchase and federal funds purchased	186,106	3,475	1.87%	223,114	5,534	2.47%
Other borrowed funds	25,000	1,077	4.25%	36,202	1,235	3.36%
Trust preferred capital notes	65,930	5,079	7.60%	46,373	3,400	7.21%
Total interest-bearing liabilities	$2,264,811	$59,229	2.62%	$2,194,237	$77,430	3.52%
Demand deposits and other liabilities	231,554			206,117
Total liabilities	$2,496,365			$2,400,354
Stockholders’ equity	239,937			182,230
Total liabilities and stockholders’ equity	$2,736,302			$2,582,584
Interest rate spread			3.05%			2.83%
Net interest income and margin		$91,404	3.45%		$83,038	3.30%

(1) Yields on securities available-for-sale have been calculated on the basis of historical cost and do not give effect to changes in the fair value of those securities, which are reflected as a component of stockholders’ equity. Average yields on securities are stated on a tax equivalent basis, using a 35% rate.

(2) Loans placed on non-accrual status are included in the average balances. Net loan fees and late charges included in interest income on loans totaled $3.3 million and $5.0 million for the nine months ended December 31, 2009, and 2008, respectively.